EXHIBIT 99

Belmond Ltd. 2015 Annual Report

President and Chief Executive Officer’s Message

April 27, 2016

Dear Fellow Shareholders,

We have much to be proud of in 2015. This past year was one of strategic progress and transition for our Company on many fronts. We drove impressive operating growth and maintained a strong balance sheet while, at the same time, establishing and advancing our goals to accelerate our growth strategy.

I was appointed president and chief executive officer of Belmond in September 2015, a little more than a year after I became a member of the Company’s board of directors. I joined a company with an irreplaceable, global collection of assets, a strong network of talented employees and a sound growth strategy.

I was asked to lead the Company at a pivotal time in its history. Belmond had made meaningful progress and established a solid foundation over the past few years, and the Company was performing well in many areas. However, the Company was not fully capitalizing on the untapped potential of its portfolio and was not moving quickly enough on its growth strategy.

My primary focus since coming onboard has been on accelerating the execution of our strategic growth plan and, in turn, driving shareholder value at a quicker pace. My management team and I identified three key areas on which to focus our efforts: improving top- and bottom-line results at our existing properties; continuing to build brand awareness; and expanding our global footprint. We have made significant progress in formulating a detailed plan to accomplish these three objectives, and I believe that we will be able to successfully execute on our growth plan while keeping a keen focus on driving maximum near-term results.

FINANCIAL ACHIEVEMENTS

We recognized many financial successes in 2015. Although we contended with macroeconomic challenges in several of our operating regions, we delivered meaningful growth over 2014 and exceeded our original expectations for the year. We increased same store revenue per available room (“RevPAR”) by 11%, total revenue by 8% and total adjusted EBITDA by 20% (all on a constant currency basis). By stimulating incremental demand into our key Italian assets and driving increased group business in slower periods across our portfolio, we drove a 2 percentage point year-over-year increase in occupancy, ending the year with worldwide owned hotel occupancy of 61%, our highest level since before the start of the global financial crisis.

We also maintained our healthy balance sheet, using additional liquidity to continue to improve our assets as well as to return capital to shareholders. In May 2015, we sold our 50% interest in Hotel Ritz Madrid at a 50x EBITDA multiple, generating net proceeds of $43.7 million. In March 2015, our board of directors authorized the Company’s first share repurchase program, and we returned $38 million to shareholders in 2015 through this program, reducing our shares outstanding by 3%. By disposing of a non-core investment, keeping a tight focus on capital allocation and improving our operating performance, we reduced our net leverage to 3.7x at the end of 2015.

As essential as our financial performance, we place great emphasis on our guests and ensuring their ultimate satisfaction, something that has always been and will continue to be instrumental to our success. I’m pleased to say that we also performed well in this regard in 2015, as we continued to provide our guests with incomparable experiences and the highest-quality service.

KEY FOCUS AREAS TO DRIVE GROWTH

In order to accelerate our growth strategy, we identified and have since been concentrating our focus on three key areas. Our first focus area is improving top- and bottom-line results at our existing properties. In addition to achieving strong revenue and adjusted EBITDA growth in 2015, we also strengthened our management team with the appointment of Philippe Cassis to the position of chief operating officer. Philippe brings nearly 30 years of direct industry experience to Belmond and will play an instrumental role in the success of our first focus area.

We have been taking, and will continue to take, steps to shift the Company’s culture and mindset to ensure that every one of our employees feels connected to this remarkable Company and is working together towards a collective goal of maximizing our revenue. Along the same lines, we modified our organizational structure and reporting lines by separating the sales and marketing function into two groups with two distinct concentrations: one on maximizing revenue, consisting of all sales, revenue management and global reservations teams; and the other on increasing brand awareness, consisting of all marketing and public relations professionals. The heads of the first group will report to Philippe Cassis, thus enabling full integration within the operations group of all sales efforts at the business unit, regional and corporate levels. The head of the second group will report directly to me, providing me a deeper and closer involvement in our brand building strategy.

In addition, we identified that many function areas across the Company were utilizing different information to make similar decisions, creating inefficiencies and missed opportunities to maximize revenue growth. We commenced work to improve and align all of our systems and create a more transparent data architecture that will allow everyone in the Company to make better decisions. We believe that this move toward improved technology and greater transparency, as well as our decision to split and refocus the sales and marketing department, will help us to maximize our top- and bottom-line growth potential in the near and long term.

We also continued to invest in our existing portfolio by allocating approximately $40 million to project capital expenditures, most of which we spent on EBITDA-enhancing projects. These investments have enhanced the value of our assets and provide us with a stronger foundation to drive continued growth from our existing properties.

We have also been making strides in our second focus area, continuing to build brand awareness, which I believe we will achieve by clearly defining our niche and making Belmond the brand of choice for that niche. Belmond was introduced to the market only two years ago, and, as a young brand, we have the exciting opportunity to shape what it means for consumers, the travel trade and third-party hotel owners. We are working diligently to ensure that we have a well-defined brand value proposition that is genuine, relevant to our portfolio and resonates with the Belmond guest.

On top of having a more specific and unique brand offering, we also need to ensure a consistent service experience for all guests - one that speaks to the authentic nature of our properties and our people. We have some of the best employees in the luxury hotel space and we need to ensure that these employees connect with our brand identity and values so that they can deliver the Belmond experience to each and every guest. Our employees will bring the brand to life in the minds of our customers, and that is what will set us apart from our competitors. Just luxury service is not good enough in today’s competitive market; we need to provide a great experience in a Belmond way. By being more focused in our approach and clearly communicating our story to all relevant parties we have a real opportunity to further Belmond as the premier luxury experiential travel brand.

Our final focus area for driving accelerated growth is expanding our global footprint. This focus area is largely related and, in many ways, interdependent on our success in the other two focus areas. By improving our existing operations - further illustrating our superior operating performance to potential third-party developers, owners and joint venture partners - and effectively communicating our brand value proposition, expansion opportunities should become more easily and readily available.

That said, we are not waiting to commence our footprint expansion efforts. We continue to establish relationships and promote the Belmond management platform to luxury hotel owners and developers in targeted markets. We are also in the advanced stages of recruiting a few additional resources to join our development team. We expect these new development hires will contribute to achieving our aggressive footprint expansion goals, which, coupled with progress on our other two focus areas, will allow us to make strides on our overall strategic plan.

IN CONCLUSION

We overcame difficult challenges in 2015 while maintaining our focus on driving strong operational results. We made essential changes to the management team in order to accelerate the execution of our strategic plan and expedite shareholder value creation. By identifying and focusing our attention on three specific areas for achieving this growth, I believe we will begin to see significant improvements.

When I became chief executive officer of our Company in September 2015, I inherited an exciting brand with an incredible collection of heritage properties and vast potential. My goal is to ensure that our Company lives up to that potential by capitalizing on our many opportunities. In my short time leading our Company, we have begun to do just that. We have a sound strategic plan, a solid platform and the right management team in place to aggressively execute on this plan.

I am honored and excited to lead a Company with immense opportunities and a clear vision for growth. I speak on behalf of management and my fellow directors in saying that we greatly appreciate your support and look forward to sharing in our many future successes.

H. Roeland Vos
President and Chief Executive Officer

Belmond Ltd. and Subsidiaries Summary of operating results (Unaudited)

$ millions	Year ended December 31,
	2015	2014
Analysis of revenue and earnings from unconsolidated companies

Owned hotels:
- Europe	200.0	212.7
- North America	148.1	142.6
- Rest of world	124.4	142.7
Total owned hotels	472.5	498.0
Part-owned / managed hotels	5.0	6.0
Total hotels	477.5	504.0

Owned trains & cruises	65.5	74.3
Part-owned / managed trains	18.9	16.2
Total trains & cruises	84.4	90.5

Total [1]	561.9	594.5

Impact of translating prior year at current year exchange rates	—	(72.0)

Total on a constant currency basis [1]	561.9	522.5

Year-over-year growth in revenue on a constant currency basis	8%

Analysis of earnings
Owned hotels:
- Europe	65.4	62.8
- North America	31.6	24.0
- Rest of world	31.3	36.5
Total owned hotels	128.3	123.3
Part-owned / managed hotels	4.1	5.2
Total hotels	132.4	128.5

Owned trains & cruises	6.7	7.3
Part-owned / managed trains	18.9	16.2
Total trains & cruises	25.6	23.5

Central overheads	(33.7)	(27.1)
Share-based compensation	(6.7)	(7.9)
Central marketing costs	(5.5)	(4.7)
EBITDA before gain on disposal and impairment	112.1	112.3
Gain on disposal of property, plant and equipment	20.3	4.1
Impairment	(9.8)	(1.2)
EBITDA	122.6	115.2

Belmond Ltd. and Subsidiaries Reconciliations and adjustments (Unaudited)

$ millions	Year ended December 31,
	2015	2014
Total Adjusted EBITDA

EBITDA	122.6	115.2
Adjusting items:
Restructuring and other special items [2]	7.4	5.4
Gain on disposal of property, plant and equipment [3]	(20.3)	(4.1)
Impairment of goodwill	9.8	1.2
Total Adjusted EBITDA	119.5	117.7

Impact of translating prior year results at current year exchange rates	—	(17.9)

Total Adjusted EBITDA on a constant currency basis	119.5	99.8

Year-over-year growth in total adjusted EBITDA on a constant currency basis	20%

Reconciliation to net loss

EBITDA	122.6	115.2

Depreciation & amortization	(50.5)	(52)
Loss on extinguishment of debt	—	(14.5)
Other income	—	1.3
Interest	(31.2)	(35.5)
Foreign currency, net	(5)	2.3
Earnings before tax	35.9	16.8
Tax	(18.5)	(14.8)
Net earnings from continuing operations	17.4	2
Discontinued operations	(1.5)	(3.8)
Net earnings / (losses)	15.9	(1.8)

Belmond Ltd. and Subsidiaries Net debt to total adjusted EBITDA calculation (Unaudited)

$ millions - except ratios	Twelve months ended and as at December 31,
	2015	2014
Cash
Cash and cash equivalents	135.6	135.1
Restricted cash (including $0.7 million and $0.8 million classified within long-term other assets on the balance sheet for 2015 and 2014, respectively)	3.3	2.7
Total cash	138.9	137.8

Total debt
Current portion of long-term debt and capital leases	5.3	5.5
Long-term debt and obligations under capital leases [4]	577.5	599.1
Total debt	582.8	604.6

Net debt	443.9	466.8

Total Adjusted EBITDA	119.5	117.7

Net debt to total adjusted EBITDA	3.7x	4.0x

[1] Comprised of revenue of $122.7 million (2014 - $124.0 million) and earnings from unconsolidated companies of $3.7 million (2014 - $2.9 million) for the three months ended December 31, 2015, and revenue of $551.4 million (2014 - $585.7 million) and earnings from unconsolidated companies of $10.5 million (2014 - $8.8 million) for the year ended December 31, 2015.
[2] Represents adjustments for restructuring, severance and redundancy costs, pre-opening costs and other items, net.

[3] Gain on sale of Hotel Ritz and on disposal of property, plant and equipment at Inn at Perry Cabin.
4 In accordance with new accounting guidance adopted by the Company, starting with the fourth quarter of 2015, debt issuance costs are now classified as a reduction to debt rather than in other assets. Debt issuance costs were $11.7 million and $13.1 million at December 31, 2015 and December 31, 2014, respectively. Prior period amounts have been reclassified to reflect this change.

Use of Non-GAAP Financial Measures and Definitions
Management analyzes the operating performance of the Company on the basis of earnings before interest, foreign exchange, tax (including tax on unconsolidated companies), depreciation and amortization (EBITDA), and believes that EBITDA is a useful measure of operating performance, for example, to help determine the ability to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historical cost of assets. EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the Company’s EBITDA may not be comparable in all instances to that disclosed by other companies. EBITDA does not represent net cash provided by operating, investing and financing activities under U.S. generally accepted accounting principles (U.S. GAAP), is not necessarily indicative of cash available to fund all cash flow needs, and should not be considered as an alternative to earnings from operations or net earnings under U.S. GAAP for purposes of evaluating operating performance.

Total adjusted EBITDA of the Company is a non-GAAP financial measure and does not have any standardized meanings prescribed by U.S. GAAP. It is, therefore, unlikely to be comparable to similar measures presented by other companies, which may be calculated differently, and should not be considered as an alternative to net earnings, cash flow from operating activities or any other measure of performance prescribed by U.S. GAAP. Management considers total adjusted EBITDA to be a meaningful indicator of operations and uses it as a measure to assess operating performance because, when comparing current period performance with prior periods and with budgets, management does so after having adjusted for non-recurring items, foreign exchange (a non-cash item), disposals of assets or investments, and certain other items (some of which may be recurring) that management does not consider indicative of ongoing operations or that could otherwise have a material effect on the comparability of the Company’s operations. Total adjusted EBITDA is also used by investors, analysts and lenders as a measure of financial performance because, as adjusted in the foregoing manner, the measure provides a consistent basis on which the performance of the Company can be assessed.

All references to constant currency represent a comparison between periods excluding the impact of foreign exchange movements. The Company calculates these amounts by translating prior-year results at current-year exchange rates. The Company analyzes certain key financial measures on a constant currency basis to better understand the underlying results and trends of the business without distortion from the effects of currency movements.